Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Elizabeth Dolezal
Financial Relations Board
312-640-6771
edolezal@frbir.com

COBRA ELECTRONICS REPORTS PROFITABLE SECOND QUARTER

Improved Margins and Reduced Expenses Drive Profitability

Sales Decline Primarily Attributable to Mobile Navigation Strategy

CHICAGO, IL – July 23, 2008 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $1.7 million, or $0.26 per fully diluted share for the second quarter of 2008, as compared to a net loss of $434,000, or $0.07 per share in the prior year’s second quarter. The company reported increased profitability due to improved gross margins and reduced operating expenses offsetting a decline in sales to $34.3 million from $39.2 million in the prior year’s second quarter. Cobra also reported that the Performance Products Limited (“PPL”) segment was highly profitable and accretive to earnings, as sales increased by 43 percent and gross margins improved significantly. The second earn-out period for PPL’s former shareholders ended during the second quarter and, based on PPL’s financial results, it is anticipated that an earn-out payment will be payable.

“We are pleased with Cobra’s improved performance in the second quarter,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “In particular, the performance of PPL was very strong, continuing the trends evident in their first quarter results. New business opportunities and a broad assortment of mobile navigation offerings drove higher sales and an increase in operating earnings to $1.9 million from $81,000 in the prior year’s second quarter. In the Cobra segment, higher gross margins and lower operating expenses led to earnings from operations of $782,000, as compared to a loss from operations of $1.3 million in the prior year.”

Net sales for the quarter declined to $34.3 million from $39.2 million in the prior year. Mobile navigation sales in the Cobra segment accounted for approximately $4.0 million of this decline, reflecting the company’s strategy to discontinue development of mass marketed mobile navigation products for the North American market and focus its efforts on niche opportunities. Additionally, sales of two-way radios and radar detectors declined, due to weak store traffic and

Cobra Second Quarter Results – 2

competitive pressures, while Citizens Band radio sales improved, reflecting the launch of the 29 LTD BT – the only Citizens Band radio with Bluetooth® wireless technology. Additionally, European sales for the Cobra segment were strong, increasing by 16% over the prior year’s second quarter. Net sales in the PPL segment increased by more than $1.6 million, including strong growth in the mobile navigation product line and continued sales of SD cards containing speed camera locations and other data for use in smartphones.

Cobra reported across-the-board improvements in gross margins as compared to the second quarter of 2007. On a consolidated basis, Cobra’s gross margin increased to 33.3 percent from 21.4 percent in the prior year. This reflected an improvement in gross margin in the Cobra reporting segment to 28.4 percent from 19.5 percent, as well as a 60.0 percent gross margin for the PPL segment, an increase from 39.0 percent in the prior year. The gross margin in the Cobra segment was favorably impacted by a substantial reduction in airfreight, improved margins from new products and improved margins in mobile navigation as the selling price for its most recent product, the NavOneTM 5000, remained stable through the second quarter. PPL’s gross margin improved as the sales mix shifted to higher margin sales of proprietary data, including the sale of SD cards for use in smartphones and download fees for mobile navigation and GPS speed camera locator products.

Selling, general and administrative expenses declined to $8.8 million in the second quarter from $9.6 million in the prior year. This decline represents a concerted effort by management to curtail expenses and includes headcount reductions and lower professional fees, as well as lower variable expenses on lower sales. “As noted at the conclusion of the first quarter, we have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments,” said Mr. Bazet. “We are pleased with the continued progress in this area and intend to remain focused on these efforts.”

Cobra also recorded other expenses of $114,000 in the second quarter, as compared to other income of $358,000 in the same quarter of the prior year. The most significant element of this swing was a $113,000 loss on the cash surrender value of life insurance that the company owns for the purpose of funding deferred compensation programs for several current and former officers of the company; this was in contrast to a gain on cash surrender value of $152,000 in the prior year. The loss was generated as the investment vehicles in which the cash was invested declined in value in line with the overall financial markets. Additional income in the prior year included promotional funds from a provider of navigation data, foreign exchange gains and royalty income.

Results for the first six months of 2008 also demonstrated considerable improvement in earnings as compared to the prior year. Net income for the year-to-date was $1.8 million or $0.28 per fully diluted share as compared to a net loss of $1.2 million, or $0.18 per share, for the first two quarters of 2007. This substantial improvement in earnings, generated in spite of a decline in sales to $63.2 million from $71.3 million last year, was driven by improved gross margins, which increased to 32.2 percent from 23.1 percent last year, and by lower operating expenses, which declined to $17.1 million in the current year from $18.7 million in the prior year. Offsetting, in part, these improved operating results were other expenses of $306,000 as compared to other income of $615,000 last year. The primary driver for these expenses was a decline of $461,000 in the cash surrender value of life insurance that is used to fund deferred compensation programs for certain current and former executives of the company; this decline is

Cobra Second Quarter Results – 3

the result of the overall decline in the financial markets and will not affect the company’s ability to meet its obligations to these executives or recover the designated costs of the deferred compensation programs. Other income in the prior year included a gain on the cash surrender value of life insurance of $220,000, as well as exchange gains, royalty income and promotional funds from a provider of navigation data.

Cobra maintained its strong balance sheet position during the second quarter. The company had interest-bearing debt of $17.1 million as of June 30, 2008 and cash of $7.7 million, for net debt of $9.4 million, as compared to net debt of $14.1 million in the prior year. Inventory at the end of the second quarter increased to $30.2 million (including $4.2 million of inventory at PPL) from $29.8 million the prior year (including $4.1 million of inventory at PPL). Accounts receivable at the end of the quarter, including $1.3 million at PPL, were $19.4 million, a decline from $20.6 million one year earlier. Net book value per share as of June 30, 2008 decreased to $10.25 from $10.52 one year ago, but reflected an increase from a book value of $10.06 as of December 31, 2007.

The second and final earn-out period under the purchase agreement pursuant to which the company acquired PPL concluded as of May 31, 2008. The aggregate amount of the earn-out payment payable to the former shareholders of PPL will be calculated based on the results during the earn-out period after giving effect to product returns and other factors impacting earn-out period earnings occurring during the ninety-day period after the conclusion of the earn-out period. Based on the information currently available, it is anticipated that the aggregate earn-out payment to the former shareholders of PPL will not exceed $10.0 million and that such payment will be made in the fourth quarter of 2008 and treated as additional purchase price.

Mr. Bazet also provided the company’s outlook for the third quarter of 2008, and reaffirmed earlier guidance. “We remain cautious regarding the course of the economy and the pace of consumer spending in response to higher gas prices, increased unemployment and the decline in housing values. Nevertheless, Cobra is forecasting that the company will return to profitability in 2008, although revenue is likely to decline from the prior year, as we only selectively pursue niche opportunities in mobile navigation in North America and store traffic moderates. This pattern is likely to be evident in third quarter results, as we anticipate lower revenue but an improved bottom line relative to the prior year.”

Cobra will be conducting a conference call on July 23, 2008 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra Second Quarter Results – 4

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net sales	$34,318	$39,215	$63,176	$71,251
Cost of sales	22,878	30,835	42,820	54,783

Gross profit	11,440	8,380	20,356	16,468
Selling, general and administrative expense	8,784	9,632	17,091	18,668

Earnings (loss) from operations	2,656	(1,252)	3,265	(2,200)
Other income (expense):
Interest expense	(241)	(411)	(544)	(730)
Other, net	(114)	358	(306)	615

Earnings (loss) before taxes	2,301	(1,305)	2,415	(2,315)
Tax provision (benefit)	584	(874)	610	(1,172)
Minority interest	(7)	(3)	(14)	(11)

Net earnings (loss)	$1,710	$(434)	$1,791	$(1,154)

Net earnings (loss) per common share:
Basic	$0.26	$(0.07)	$0.28	$(0.18)
Diluted	$0.26	$(0.07)	$0.28	$(0.18)

Weighted average shares outstanding:
Basic	6,471	6,454	6,471	6,446
Diluted	6,471	6,454	6,471	6,446

Dividends declared per common share	$—	$—	$0.16	$0.16

Cobra Second Quarter Results – 6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2008	December 31, 2007	June 30, 2007
ASSETS:

Current assets:
Cash	$7,679	$1,860	$3,061
Accounts receivable, net	19,405	26,804	20,594
Inventories, net	30,188	33,054	29,792
Other current assets	13,457	13,621	15,180

Total current assets	70,729	75,339	68,627

Property, plant and equipment, net	5,860	6,803	7,267

Total other assets	30,506	32,176	35,845

Total assets	$107,095	$114,318	$111,739

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$4,421	$7,273	$5,983
Accrued liabilities	8,705	11,151	8,194
Short-term debt	1,240	1,240	1,430

Total current liabilities	14,366	19,664	15,607

Non-current liabilities:
Long-term debt	15,822	18,745	15,702
Deferred taxes	3,322	3,772	5,276
Deferred compensation	6,592	6,320	6,257
Other long-term liabilities	601	679	904

Total non-current liabilities	26,337	29,516	28,139

Minority interest	37	23	8

Total shareholders’ equity	66,355	65,115	67,985

Total liabilities and shareholders’ equity	$107,095	$114,318	$111,739